Exhibit 19.1

Revised February 19, 2025

ESSEX PROPERTY TRUST, INC.
INSIDER TRADING POLICY

Summary of Key Terms
Subject to the specific provisions of this Insider Trading Policy (the "Policy"):
•Directors, officers, and employees of Essex Property Trust, Inc. and its operating partnership, Essex Portfolio, L.P. (collectively, the “Company”), and their family members and associated persons (collectively, the “Covered Persons”) must avoid purchases, sales or other transactions involving any type of security during any period any such individual is aware of material nonpublic information relating to the security, whether the issuer of such security is the Company or any other company.
•Insiders (as defined below) may purchase, sell or otherwise engage in transactions in Company securities only during the “Open Window” (as defined below).
•Directors and executive officers who are subject to the provisions of Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must not engage in any purchase, sale or other transaction involving Company securities unless the transaction is first reported to and pre-cleared by the Compliance Officer (as defined below) under this Policy.
•Directors and executive officers are also subject to a separate corporate governance policy restricting hedging and pledging of Company securities and to federal securities laws imposing recovery of all profits from defined short-term purchases and sales of stock and prohibiting short sales.
Statement of Intent
The Company has adopted this Policy to promote compliance with securities laws and ethical goals relating to material nonpublic information about and transactions in securities of the Company.
Covered Parties
This Policy applies to all directors, officers and employees of the Company and their family members and associated persons. The Compliance Officer may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants, in which case such persons shall be considered to be “Covered Persons” hereunder.
As used in this Policy, “Insiders” are defined to include the following individuals:
•the Company’s directors, Section 16 Officers and certain other employees that are deemed Insiders by the Compliance Officer and listed on Schedule 1 hereto, which Schedule 1 may be amended from time to time by the Compliance Officer in his or her sole discretion;

•immediate family members sharing the same household with any Insider, and immediate family members of any Insider that are employees of the Company, whether they share the same household with the Insider or not. The term “immediate family” includes the Insider’s spouse, child, grandchild, parent, grandparent, sibling and in-laws;
•dependent children of the Insider (such as college students) that do not share the same household;
•other individuals specifically informed and designated as “Insiders” by the Compliance Officer and listed on Schedule 1 hereto; and
•entities controlled by any of the people listed above.
Covered Transactions
This Policy applies to all transactions in the Company’s securities (and, in certain circumstances specified herein, in any type of security, whether or not issued by the Company), including, but not limited to, common stock, preferred stock, debt securities, warrants, options or other derivative securities relating to the Company’s securities (whether or not issued by the Company, such as publicly-traded options), and units or other securities issued by Essex Portfolio, L.P.
Prohibited Transactions
No Covered Person shall:
•engage in any purchase, sale or other transaction involving the Company’s securities, including, without limitation, any offer to purchase or offer to sell, during any period
(1) commencing with the date that the Covered Person becomes aware of material nonpublic information concerning the Company, and (2) ending at the beginning of the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material;
•disclose (“tip”) material nonpublic information about the Company to any other person (other than Company authorized disclosures in furtherance of the Company’s business);
•make recommendations or express opinions with knowledge of material nonpublic information as to trading in the Company’s securities;
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis; or
•assist anyone else in engaging in matters prohibited above.
In addition, Covered Persons shall not engage in any transaction involving another company’s securities, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or multifamily peer, while in possession of material nonpublic information about such company or security.
How the Policy Relates to Specific Types of Securities Transactions
Hedging and Pledging. Notwithstanding any provision of this Policy, the directors and executive officers of the Company must also comply with a separate corporate governance policy on hedging and pledging Company equity securities, which, subject to the terms of that policy in effect from time to time, generally limits their ability to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning Company common stock or voting preferred stock, equity interests issued by Essex Portfolio, L.P., or securities that give the holder any rights to acquire any such stock or equity interests.
The Company encourages other Insiders to similarly avoid using Company securities as collateral for loans or in margin accounts and to avoid engaging in transactions involving derivative securities, such as traded puts and calls, with respect to the Company’s securities since these types of transactions (1) may result in transactions in Company securities occurring outside the Open Window (defined below) and (2) create an appearance of speculative investing by Insiders that may be viewed as improper or unfair to the public investors.
Transactions under Company Compensatory Plans. This Policy does not delay or otherwise affect
(1) the vesting of any equity award granted under a Company compensatory plan, (2) the ability of the holder of a Company granted stock option from exercising the option to purchase shares from the Company, or (3) the ability (if available under the applicable plan or award) of the holder of any such equity award from electing to have shares withheld to cover tax withholding obligations. However, any intended market sale of shares or other securities acquired on vesting or exercise of equity awards (such as a broker assisted cashless exercise of options) must be made in compliance with this Policy.
This Policy does not apply to purchases of Company securities under any tax-qualified 401(k) or employee stock purchase plan which purchases are funded from periodic contributions of money under elections made upon joining the plan. However, various plan transactions or elections may be subject to this Policy, such as the election of Insiders or other employees of the Company to purchase or sell securities in the market from within a plan account and other elections which may be deemed equivalent to a purchase or sale of Company securities.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under any Company dividend reinvestment plan resulting from the automatic reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions chosen to make to the dividend reinvestment plan, and to the election to participate in the plan or increase the level of participation in the plan.    This Policy also applies to the sale by Insiders or other employees of the Company of any Company securities purchased pursuant to the plan.
Transactions with the Company. This Policy generally does not apply to transactions involving the purchase or sale of Company securities directly between the Company and an individual director, officer or other employee of the Company.
Gifts. Other than as set forth under the heading “Pre-clearance of Trades by Section 16 Officers and Directors”, this Policy does not generally apply to bona fide gifts of Company securities to charities or other persons (including transfers of Company securities made to trusts for estate planning purposes) unless the person making the gift is aware of material nonpublic information at the time the gift is made and has reason to believe that the recipient intends to sell the gifted securities while the person making the gift continues to be aware of such material nonpublic information; provided, however, that persons covered by this Policy must still pre-clear and report gift transfers in accordance with the procedures below.

Short Term Trading and Short Sales. Under the federal securities laws, the Company’s directors and executive officers are subject to profit recovery rules with respect to defined purchases and sales, or sales and purchases, of Company stock within any six-month period, and are prohibited from engaging in short sales. The Company discourages other Covered Persons from similar short-term purchases and sales of Company stock and from short sales, as these transactions may be viewed as improper or unfair to the public investors.
Standing and Limit Orders. Insiders should use caution with standing or limit orders with brokers, should include a term that requires the broker to comply with any trading window or black-out period imposed by the Company, and should avoid orders with terms that could result in sales or purchases of Company securities in violation of this Policy. However, a properly implemented 10b5-1 trading plan described below in this Policy is not covered by the preceding sentence.
The Company’s Trading Window
Insiders shall not buy, sell or otherwise effect transactions in any Company securities, EXCEPT during the following trading window (the “Open Window”):
•beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a preceding calendar quarter or year and ending at the close of market on the sixth (6th) calendar day before the end of the current calendar quarter. As an example, if the Company announces its year-end earnings after the close of market on Tuesday, February 3, and the first quarter ends on Tuesday, March 31, the Open Window would commence at the open of market on Thursday, February 5, and would end at the close of market on Thursday, March 26.
In addition, the Company in its sole discretion, through the Compliance Officer, may grant individual exemptions from the Open Window restriction in exceptional and limited circumstances where the purposes of this Policy are nevertheless preserved.
The Company in its sole discretion, through the Company’s Board of Directors, Compliance Officer or such other officer who has been so authorized by the Company’s Board of Directors or the Compliance Officer, may also impose special black-out periods during which Insiders will be prohibited from buying, selling or otherwise effecting transactions in Company securities, even though the trading window would otherwise be open. If a special black-out period is imposed, the Company will notify affected individuals, who should not disclose to others the fact of such suspension of trading. These special black-out periods may vary in length and may or may not be broadly communicated to other Covered Persons.
However, even during the Open Window, any Insider who is aware of material nonpublic information should not engage in any transactions in the Company’s securities until the beginning of the second trading day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to that person.
Pre-clearance of Trades by Section 16 Officers and Directors
All Section 16 Officers and directors of the Company must refrain from buying, selling or otherwise effecting transactions (including gifts) in the Company’s securities, even during the Open Window,

without first notifying the Company’s Compliance Officer of the material terms of the intended transaction and obtaining pre-clearance of the transaction. Section 16 Officers and directors must also obtain pre-clearance of transactions in the Company’s securities by the following of their immediate family members: (i) those sharing the same household with the Section 16 Officer or director, (ii) those that are employees of the Company, whether they share the same household or not, and (iii) dependent children (such as college students) that do not share the same household.
A request for pre-clearance must be submitted in writing (including via e-mail) to the Compliance Officer in advance of the proposed transaction. The request should include a statement confirming that the Section 16 officer or director does not have any material non-public information, provided that the same is true and accurate. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating the transaction and should not inform any other person of the restriction. If the transaction is approved, the proposed transaction may be executed within five (5) trading days of receipt of pre-clearance. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during such five (5) trading day period must be pre-cleared again prior to execution, unless a specific exception has been granted by the Compliance Officer. Notwithstanding receipt of pre-clearance, if the person who received pre- clearance becomes aware of material non- public information or becomes subject to a special black-out period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 trading plan (as defined below) that has been pre-cleared in accordance with this Policy are not subject to further pre-clearance
In addition, all Section 16 Officers and directors are required to comply with Section 16 of the Securities Exchange Act of 1934 and related the U.S. Securities and Exchange Commission (“SEC”) rules which set forth reporting obligations as well as limitations on “short swing” transactions. The Company is available to assist in filing Section 16 reporting for these individuals; however, the obligation to comply with Section 16 is personal.
Adoption and Effect of 10b5-1 Trading Plans
The Company permits all Covered Persons to adopt “trading plans” in accordance with SEC Rule 10b5- 1(c) (a “10b5-1 trading plan”). The restrictions on trading set forth in this Policy, other than those transactions described under “Prohibited Transactions” above, shall not apply to trades made pursuant to a 10b5-1 trading plan that complies with applicable SEC rules and Company procedures. Any 10b5-1 trading plan adopted by any Section 16 Officer or director must be submitted to and pre- cleared by the Compliance Officer.
Covered Persons may only enter into or modify a 10b5-1 trading plan when such Covered Person does not possess material nonpublic information. An Insider may only enter into or modify a 10b5-1 trading plan during an Open Window. Modifications to and terminations of a 10b5-1 trading plan by any Section 16 Officer or director must be submitted to and pre-cleared by the Compliance Officer.
A 10b5-1 trading plan must include a “Cooling Off Period” for:
•Section 16 Officers and directors that extends to the later of 90 days after adoption or modification of a such plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the plan was adopted, up to a maximum of 120 days;

and
•employees and any other persons, other than the Company, that extends 30 days after adoption or modification of such plan.
Covered Persons may not adopt more than one 10b5-1 trading plan at a time except under the limited circumstances permitted by SEC Rule 10b5-1 and, for Section 16 Officers and directors, subject to pre-clearance by the Compliance Officer.
More information concerning trading plans is available from the Compliance Officer.
Consequences for Violation
Covered Persons who violate this Policy shall also be subject to disciplinary action by the Company, which may include, without limitation, ineligibility for future participation in the Company’s compensation plans or termination of employment. Pursuant to federal and state securities laws, Covered Persons may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in any type of security at a time when they have knowledge of material nonpublic information regarding the security, whether the issuer of such security is the Company or any other company. In addition, Covered Persons may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in any security.
Individual Responsibility
Each Covered Person has (1) ethical and legal obligations to comply with this Policy, and (2) personal responsibility for determining whether the person is in possession of material nonpublic information. Any action or inaction relating to this Policy by the Company, the Compliance Officer or any other person administering this Policy on behalf of the Company does not constitute legal advice or insulate an individual from liability under applicable securities laws.
Insiders and other employees may, from time to time, have to forego a proposed transaction even if he or she planned to make the transaction before learning of the material nonpublic information and even though such individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.
Trading in the Company’s securities during the Open Window should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.
Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The fact of termination of service does not itself relieve the affected individual from his or her obligations under the securities laws or this Policy. Following an individual’s termination of service, the pre-clearance procedures specified under the heading “Pre- clearance of Trades by Section 16 Officers and Directors" above, however, will cease to apply to transactions in the Company's securities if there is an Open Window at the time of termination, or, if not, upon the date of the beginning of the next Open Window.
Compliance Officer
The Company’s General Counsel shall serve as the Compliance Officer under this Policy (the “Compliance Officer”). In the General Counsel’s absence, any member of the Legal Department at the level of Vice President or higher, the Chief Financial Officer or Chief Executive Officer may also serve as Compliance Officers. The duties of the Compliance Officer shall include, but not be limited to, the following:
•Pre-clearing transactions subject to this Policy and otherwise making decisions authorized by this Policy;
•Overseeing the Company’s administrative staff and procedures for the preparation and filing of Section 16 reports for Company directors and Section 16 Officers;
•Periodically communicating with Insiders and others as may be determined by the Compliance Officer to affect the purposes of this Policy;
•Interpreting this Policy and assisting the Company in implementing it; and
•Periodically reviewing this Policy for regulatory or other developments and proposing to the Company's management any changes to this Policy.
Definition of Material Nonpublic Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities.
Any information that could be expected to affect the Company’s publicly traded stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and therefore more likely to be considered material. Examples of such information include:
•Quarterly financial results on a GAAP (generally accepted accounting principles) or non- GAAP basis;
•Forward looking guidance or statements, or updates thereof, including, without limitation, expected line items in financial statements and/or non-GAAP information such as funds from operations;
•Known but unannounced future financial results or other trends that could materially, positively or negatively affect Company business;
•News of a significant real estate acquisition or disposition, a pending or proposed significant business acquisition, a significant joint venture, or change in control of the Company;
•Changes in dividend or stock repurchase policy;
•Stock splits;
•Known but unannounced litigation, legal compliance issues, or regulatory developments;
•Internal developments such as changes in management or other internal matters that investors would consider important; and
•New equity or debt public or private offerings or commercial bank loans.
Questions concerning whether nonpublic information is material can be directed to the Compliance Officer.
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors and media, such as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.
Execution and Return of Certification of Compliance
After reading this Policy, all employees should annually execute and return to the Company’s General Counsel the Certification of Compliance provided by the Company with respect to this Policy and certain of the Company’s other policies.

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Schedule 1 Insiders

•All Section 16 Officers of the Company
•All directors of the Company
•All employees of the Company with a title of “Vice President” or above
•All employees of the Company in the property operations department with the title of “Division Manager” or above
•All employees of the Company in the legal department who are attorneys or paralegals
•All employees of the Company in the finance and accounting departments with the title of “Director” or above
•All employees of the Company who report directly or indirectly to the Chief Financial Officer